Exhibit 23.1

Independent Auditors’ Consent

The Board of Directors of Sonic Innovations, Inc.:

We consent to the use of our report dated January 24, 2004, with respect to the consolidated balance sheets of Sonic Innovations, Inc. and subsidiaries as of December 31, 2003 and 2002, and the related consolidated statements of operations, shareholders’ equity and comprehensive income (loss), and cash flows for the years then ended, which report appears in the December 31, 2003 Annual Report on Form 10-K of Sonic Innovations, Inc., incorporated herein by reference in this Registration Statement.

/s/    KPMG LLP

Salt Lake City, Utah

May 13, 2004